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                                                                EXHIBIT 10.1


                               OPERATING AGREEMENT
                                       OF
                           MONTAUK BATTERY REALTY, LLC












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                                     GLOSSARY OF TERMS


                 "AAA" shall have the meaning ascribed to it in Section 8.3(e).

                 "ACQUIRED ENTITY" shall have the meaning ascribed to it in
                  Section 8.3(h) hereof.

                 "AFFILIATE" shall have the meaning ascribed to it in Section
                  6.3(c) hereof.

                 "AGREED VALUE" shall have the meaning ascribed to it in Section
                  15.2 hereof.

                 "APPRAISED VALUE" shall have the meaning ascribed to it in
                  Section 8.3(e) hereof.

                 "APPROVALS" shall have the meaning ascribed to it in the
                  Recitals.

                 "B&H" shall have the meaning ascribed to it in the Recitals.

                 "BA" shall have the meaning ascribed to it in the Recitals.

                 "BANKRUPT MEMBER" shall have the meaning ascribed to it in
                  Section 15.4 hereof.

                 "BOARD" shall have the meaning ascribed to it in the Recitals.

                 "BODIES" shall have the meaning ascribed to it in Section 19.8 hereof.

                 "BUDGETS" shall have the meaning ascribed to it in Section
                  8.3(a) hereof.

                 "BURR III" shall have the meaning ascribed to it in the
                  Recitals.

                 "CAPITAL PERCENTAGE INTEREST" shall have the meaning ascribed to it in Section 6.1 hereof.

                 "CERTIFICATE" shall have the meaning ascribed to it in Section
                  15.2 hereof.

                 "CHANGE IN CONTROL" shall have the meaning ascribed to it in
                  Section 13.1 hereof.


                 "CHIEF EXECUTIVE OFFICER" shall have the meaning ascribed to it in the Recitals.

                 "CODE" shall have the meaning ascribed to it in Section 6.2 hereof.

                 "COMPANY" shall have the meaning ascribed to it in the
                  Recitals.





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                  "COMPANY VALUATION" shall have the meaning ascribed to it in
                  Section 15.2 hereof.

                  "CONVERSION RIGHT" shall have the meaning ascribed to it in
                  Section 14.6 hereof.

                  "COVENANT PERIOD" shall have the meaning ascribed to it in
                  Section 18 hereof.

                  "CUSANO" shall have the meaning ascribed to it in the Recitals.

                  "DECEASED SHAREHOLDER" shall have the meaning ascribed to it in Section 15.1 hereof.

                  "DISPOSITION" shall have the meaning ascribed to it in Section
                  13.1 hereof.

                  "DIVISION" shall have the meaning ascribed to it in Section
                  8.2 hereof.

                  "DTHY" shall have the meaning ascribed to it in the preface.

                  "ERISA" shall have the meaning ascribed to it in Section 19.14 hereof.

                  "EXERCISE NOTICE" shall have the meaning ascribed to it in
                  Section 14.2 hereof.

                  "FINANCIAL STATEMENTS" shall have the meaning ascribed to it in Section 19.10 hereof.

                  "FRANCHISE NOTE" shall have the meaning ascribed to it in
                  Section 13.1 hereof.

                  "HAMPTONS" shall have the meaning ascribed to it in the Recitals.

                  "HERMAN" shall have the meaning ascribed to it in the Preface.

                  "HERMAN EMPLOYMENT AGREEMENT" shall have the meaning ascribed to it in Section 8.2 hereof.

                  "HERMAN INSURANCE" shall have the meaning ascribed to it in
                  Section 11 hereof.

                  "JUSSAM" shall have the meaning ascribed to it in the Recitals.

                  "LAMPEN" shall have the meaning ascribed to it in Section 8.1 hereof.





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                  "LIEN" shall have the meaning ascribed to it in Section 13.3 hereof.

                  "LLCL" shall have the meaning ascribed to it in the Recitals.

                  "LOAN AGREEMENT" shall have the meaning ascribed to it in
                  Section 6.3(e) hereof.

                  "LORBER" shall have the meaning ascribed to it in Section 8.1 hereof.

                  "MANAGER" shall have the meaning ascribed to it in the Recitals.

                  "MATERIAL/SERVICE AGREEMENTS" shall have the meaning ascribed to it in Section 19.17(a) hereof.

                  "MEMBER(S)" shall have the meaning ascribed to it in the preface.

                  "MEMBER LOAN(S)" shall have the meaning ascribed to it in
                  Section 7.1 hereof.

                  "NAME CHANGE" shall have the meaning ascribed to it in Section
                  13.1 hereof.

                  "NEW VALLEY MORTGAGE" shall have the meaning ascribed to it in the Preface.

                  "NEW VALLEY MORTGAGE UNRETURNED INITIAL CAPITAL CONTRIBUTIONS" shall have the meaning ascribed to it in Section 6.4 hereof.

                  "NON-PURCHASING MEMBER" shall have the meaning ascribed to it in Section 14.2 hereof.

                  "NOTICE OF INTENT TO SELL" shall have the meaning ascribed to it in Section 14.1 hereof.

                  "NV" shall have the meaning ascribed to it in the preface.

                  "NV UNRETURNED INITIAL CAPITAL CONTRIBUTIONS" shall have the meaning ascribed to it in Section 6.4 hereof.

                  "OFFERED INTEREST" shall have the meaning ascribed to it in
                  Section 14.1 hereof.

                  "OFFERED SHARES" shall have the meaning ascribed to it in
                  Section 14.1 hereof.





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                  "OFFEROR" shall have the meaning ascribed to it in Section
                  14.1 hereof.

                  "PARENT" shall have the meaning ascribed to it in Section 13.1 hereof.

                  "PARTNERSHIP" shall have the meaning ascribed to it in the Recitals.

                  "PE" shall have the meaning ascribed to it in the Recitals.

                  "PERMITS" shall have the meaning ascribed to it in Section
                  19.8 hereof.

                  "PERSON" shall have the meaning ascribed to it in Section 13.4 hereof.

                  "PREA" shall have the meaning ascribed to it in Section 8.4(d) hereof.

                  "PREFERRED" shall have the meaning ascribed to it in the Recitals.

                  "PREFSA" shall have the meaning ascribed do it in the Preface.

                  "PREFSA RESTRICTED PERIOD" shall have the meaning ascribed to it in Section 18 hereof.

                  "PREFSA UNRETURNED CAPITAL CONTRIBUTIONS" shall have the meaning ascribed to it in Section 6.4 hereof.

                  "PROFITS OR LOSSES" shall have the meaning ascribed to it in
                  Section 6.2 hereof.

                  "PURCHASING MEMBER" shall have the meaning ascribed to it in
                  Section 14.6 hereof.

                  "RANGELEY" shall have the meaning ascribed to it in the Recitals.

                  "REMAINING MEMBERS" shall have the meaning ascribed to it in
                  Section 14.1 hereof.

                  "RESERVES" shall have the meaning ascribed to it in Section
                  6.8 hereof.

                  "RESTRICTED INDIVIDUAL" shall have the meaning ascribed to it in Section 18 hereof.





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                  "RESTRICTIVE PERIOD" shall have the meaning ascribed to it in
                  Section 18 hereof.

                  "SALE" shall have the meaning ascribed to it in Section 8.4(c) hereof.

                  "SCHEDULED CONTRACTS" shall have the meaning ascribed to it in
                  Section 19.17(c).

                  "SECOND EXERCISE NOTICE" shall have the meaning ascribed to it in Section 14.2 hereof.

                  "SELLING MEMBER" shall have the meaning ascribed to it in
                  Section 14.1 hereof.

                  "SELLING SHAREHOLDER" shall have the meaning ascribed to it in
                  Section 14.1 hereof.

                  "SHAREHOLDER(S)" shall have the meaning ascribed to it in
                  Section 13.1 hereof.

                  "SHARES" shall have the meaning ascribed to it in Section 13.1 hereof.

                  "TAX DISTRIBUTION" shall have the meaning ascribed to it in
                  Section 6.10 hereof.

                  "TAX MATTERS MEMBER" shall have the meaning ascribed to it in
                  Section 8.6 hereof.

                  "TERMINATING DIVISION" shall have the meaning ascribed to it in Section 15.5 hereof.

                  "THIRD PARTY" shall have the meaning ascribed to it in Section
                  17.2 hereof.

                  "VALUATION DATE" shall have the meaning ascribed to it in
                  Section 15.2 hereof.






                                        v

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                             OPERATING AGREEMENT OF
                           MONTAUK BATTERY REALTY, LLC

        AGREEMENT, made as of the 17th day of December, 2002, among DTHY REALTY, INC., a New York corporation ("DTHY"), DOROTHY HERMAN ("Herman"), NEW VALLEY REAL ESTATE CORPORATION, a Delaware corporation ("NV"), NEW VALLEY MORTGAGE CORPORATION, a Delaware corporation ("New Valley Mortgage"), and THE PRUDENTIAL REAL ESTATE FINANCIAL SERVICES OF AMERICA, INC., a California corporation ("Prefsa") (DTHY, Herman, NV, New Valley Mortgage and Prefsa are also each individually referred to herein as a "Member" and collectively as the "Members"). W I T N E S S E T H:

         WHEREAS, B&H Associates ("B&H" or the "Partnership") is a New York partnership doing business as The Prudential Long Island Realty;

         WHEREAS, the Partnership may have previously been, or may hereafter be, converted to a New York limited liability company known as B&H Associates of NY, LLC, which in accordance with Section 1007 of the New York Limited Liability Company Law ("LLCL") is, in any event, the same entity that existed before the conversion and all references herein to "B&H" or the "Partnership" shall be deemed to apply to B&H Associates of NY, LLC;

         WHEREAS, DTHY, NV, Burr Affiliates, Inc., a New York corporation ("BA"), Rangeley Lakes Corp., a New York corporation ("Rangeley"), and Jussam Associates, LLC, a New York limited liability company ("Jussam"), were the former partners in B&H;

         WHEREAS, B&H of the Hamptons, LLC ("Hamptons") is a New York limited liability company;

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         WHEREAS, DTHY, NV, BA, Rangeley and Jussam were the former members of
Hamptons;

         WHEREAS, PE Title Agency, LLC ("PE") is a New York limited liability company;

         WHEREAS, Herman, Carll S. Burr III ("Burr III") and Ralph Cusano ("Cusano") were the former members of PE;

         WHEREAS, Burr Enterprises, Ltd., a New York corporation d/b/a Preferred Empire Mortgage Company ("Preferred"), is a New York corporation engaged in the mortgage brokerage business;

         WHEREAS, Herman, Cusano, Burr III and New Valley Mortgage were the shareholders of Preferred;

         WHEREAS, simultaneous with the execution hereof, the Partnership is redeeming the interests of BA, Rangeley and Jussam in the Partnership; Hamptons is redeeming the interests of BA, Rangeley and Jussam in Hamptons; PE is redeeming the interests of Burr III and Cusano in PE; and Preferred is redeeming the interest of Burr III in Preferred;

         WHEREAS, Preferred and Cusano are parties to an agreement pursuant to which upon obtaining certain approvals from the New York State Banking Department (the "Approvals") Preferred will redeem the interest of Cusano in Preferred;

         WHEREAS, simultaneous with the execution hereof, Herman is selling her entire interest in PE to NV;

         WHEREAS, simultaneous with the execution hereof, DTHY is selling a portion of its interest in B&H to NV;

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         WHEREAS, simultaneous with the execution hereof, each of DTHY and NV are transferring their respective interests in each of the Partnership, Hamptons and PE to the Montauk Battery Realty, LLC (the "Company");

         WHEREAS, simultaneous with the execution hereof, Herman and New Valley Mortgage are agreeing to convey their interests in Preferred to the Company upon obtaining the Approvals;

         WHEREAS, the Members desire to conduct business as members of a limited liability company pursuant to the laws of the State of New York;

         WHEREAS, the Members desire that the business and affairs of the Company and the Divisions shall generally be managed by a Board of Managers (the "Board") comprised of four (4) managers (each a "Manager" and, collectively, the "Managers"), except with respect to certain decisions set forth herein which the Board has determined shall be reserved to the Chief Executive Officer of the Company (the "Chief Executive Officer"), all as hereinafter described;

         WHEREAS, the Board desires that Herman shall be the Chief Executive Officer;

         NOW THEREFORE, in consideration of the mutual covenants, conditions and representations set forth herein, the parties hereto hereby agree as follows:

         1. NAME. The name of the Company is Montauk Battery Realty, LLC. The Company may also do business under any other assumed name as the Board may select. The Members have caused, or will hereafter cause, to be filed with the Department of State of the State of New York the Articles of Organization for the Company and shall hereafter satisfy all other requirements of the LLCL to conduct the business of the Company in the State of New York.

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         2. OFFICE. The principal office of the Company is 110 Walt Whitman
Road, Huntington Station, New York 11746 or such other place or places as the Board shall hereafter designate.

         3. BUSINESS. The business of the Company is to own all of the interests in B&H, Hamptons and PE. It is also contemplated that (i) the Company will own a majority interest in Preferred; (ii) B&H will operate a real estate brokerage business in Queens; and (iii) a new entity will be formed by the Company which will operate a real estate brokerage business in Brooklyn and Manhattan. The Company may also own interests in other entities to be formed in the future. The business of the Company shall also be to (i) enter, perform and carry out contracts or take action of any kind necessary to, in connection with, or incidental to the accomplishment of the foregoing, (ii) engage in any other lawful act or activity as the Board, by unanimous vote of the Managers, shall determine, and (iii) from time to time, to do any one or more of the things and acts set forth herein and any lawful act or activity for which companies may be formed under LLCL as the Board, by unanimous vote of the Managers, shall determine.

         4. TERM. The term of the Company commenced upon the filing of the Articles of Organization and shall continue until terminated as hereinafter provided.

         5. CAPITAL CONTRIBUTIONS.


         5.1 The capital contributions to the Company required of each of the Members shall be as follows:

                  (a) Upon execution hereof (i) DTHY and NV shall each contribute its respective interests in each of the Partnership and Hamptons to the Company, and (ii) NV shall contribute its interest in PE to the Company. Upon the receipt by Preferred of the Approvals, Herman and New Valley Mortgage shall contribute their respective interests in Preferred to the

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         Company. It is agreed that for the purpose of establishing capital account balances of the Members, the aggregate value of the contributions being made by DTHY and Herman pursuant to this Section 5.1(a) is $6,608,258 and that DTHY and Herman, collectively, shall receive a 40.01% interest in the Company as a result of such contribution. It is agreed that for the purpose of establishing capital account balances of the Members, the aggregate value of the contributions being made by NV and New Valley Mortgage pursuant to this
         Section 5.1(a) is $7,158,258 and that NV and New Valley Mortgage, collectively, shall receive a 43.34% interest in the Company as a result of such contribution.

                  (b) Upon execution hereof, NV shall make a capital contribution of One Million One Hundred Thousand ($1,100,000) Dollars to the Company payable by bank check or wire transfer, in exchange for which NV shall receive a 6.66% interest in the Company.

                  (c) Upon the execution hereof, Prefsa shall make a capital contribution of One Million Six Hundred Fifty Thousand ($1,650,000) Dollars to the Company payable by bank check or wire transfer, in exchange for which Prefsa shall receive an 9.99% interest in the Company.

                  (d) After giving effect to the foregoing, each of the Members shall have an initial capital account in the Company as set forth on
         Schedule 5.1(d) attached hereto and made a part hereof.

                  5.2 An individual capital account shall be maintained for each Member in accordance with normal tax and accounting procedures.

                  5.3 Unless otherwise stated herein, no interest shall be paid by the Company on the capital contributions of the Members and no Member shall, except as otherwise provided herein, have the right to withdraw from the Company, or demand a refund or return of, its capital

                                        5

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         contribution, or demand property other than cash.

                  5.4 The foregoing provisions and the other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulation. In the event the accountants for the Company shall determine that it is prudent to modify the manner in which the capital accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, such modification may be made, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to this Agreement. There shall be an adjustment to the amounts debited or credited to capital accounts with respect to (a) any property contributed to the Company or distributed to the Members and
         (b) any liabilities that are secured by such contributed or distributed property or that are assumed by the Company or the Members, in the event the Board shall determine such adjustments are necessary or appropriate pursuant to Treasury Regulation Section 1.704-1(b) (2)
         (iv). The Board also shall make other adjustments in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

                  5.5 No Member shall, at any time, have any obligation to the Company or to any other Member to restore or contribute any deficit balance in its capital account.

        6.       PROFITS AND LOSSES AND DISTRIBUTIONS.

                  6.1 The capital percentage interest of each Member (the "Capital Percentage Interest") shall be as follows:

                           DTHY                31.94%
                           Herman               8.07%
                           NV                  41.93%
                           New Valley Mortgage  8.07%
                           Prefsa               9.99%

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                  6.2 Profits or Losses of the Company shall be allocated to each of the Members in proportion to their respective Capital Percentage Interests. For purposes hereof, "Profits and Losses" are defined to be, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Internal Revenue Code of 1986, as amended (the "Code") (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                           (a) Any income of the Company that is exempt from
                  Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

                           (b) Any expenditures of the Company described in Code
                  Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

                           (c) Gain or loss resulting from any disposition of
                  Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the gross asset value (its fair market value) of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its gross asset value; and

                           (d) Notwithstanding any other provision of this
                  definition, any items which are specially allocated to a Member shall not be taken into account in computing Profits or Losses.

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                  6.3 The Company shall collect its revenues and pay its normal operating expenses (including, but not limited to, the debt service payments, Tax Distributions (as such term is hereinafter defined) and excess cash flow sweep to the extent the same is required to be paid to Prefsa) as the same become due. Thereafter, all funds available for distribution by the Company, whether resulting from cash flow generated by operations, or from any other source (other than a sale of all or substantially all of the assets of the Company) shall be paid or distributed, at such times and in such amounts as determined in accordance with Section 6.8, in the following order of priority:

                           (a) First, to pay any accrued and unpaid interest due
                  on any Member Loans;

                           (b) Then, in the event there remains outstanding any
                  Member Loans due to DTHY and/or Herman as listed on Schedule
                  7.4 hereto, (i) to DTHY and/or Herman, as a principal payment thereof, provided that (ii) to the extent NV or New Valley Mortgage has Unreturned Initial Capital Contributions (as hereinafter defined) there shall simultaneously be distributed to NV and New Valley Mortgage, collectively, as a return of capital, an amount equal to the amount paid to Herman pursuant to clause (i) of this Section 6.3(b) and (iii) to the extent Prefsa has Unreturned Capital Contributions (as hereinafter defined) there shall simultaneously be distributed to Prefsa, as a return of capital, an amount which bears the same ratio to the amount paid to NV and New Valley Mortgage, collectively, pursuant to clause (ii) of this Section 6.3(b) as the Capital Percentage Interest of Prefsa bears to the aggregate Capital Percentage Interests of NV and New Valley Mortgage;

                           (c) Then, in the event there remains outstanding any
                  other Member Loans, to the Members (or their Affiliates (as such term is hereinafter defined)) to which

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                  Member Loans are outstanding in the relative proportion of the outstanding principal amount of all such Member Loans (for the purposes hereof, "Affiliate" means any Person (as such term is hereinafter defined) directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise);

                           (d) Then, to the Members in proportion to their
                  Capital Percentage Interests.

                           (e) Notwithstanding the foregoing, payments and
                  distributions under Section 6.3(b), (c) and (d) may be limited to twenty percent (20%) of the Excess Cash Flow of the Company, as such term is defined in that certain Loan and Security Agreement between Prefsa and the Company and certain other parties dated as of the date hereof (the "Loan Agreement") to the extent required pursuant to the terms of the Loan Agreement.

                  6.4 For the purposes of this Agreement, NV's Unreturned Initial Capital Contributions are defined to be NV's aggregate contributions to B&H as reflected in the books and records of B&H less the aggregate of all distributions to NV from B&H or from the Company pursuant to Section 6.3(b) hereof (either directly or as a result of the application of Section 6.6(d)). For the purposes of this Agreement, New Valley Mortgage's Unreturned Initial Capital Contributions are defined to be New Valley Mortgage's aggregate contributions to Preferred as reflected in the books and records of Preferred less the aggregate of all distributions to New Valley Mortgage from Preferred or from the Company pursuant to Section 6.3(b) hereof

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         (either directly or as a result of the application of Section
         6.6(d)). For the purposes of this Agreement, Prefsa's Unreturned Capital Contributions are defined to be the amount of Prefsa's contributions made to the Company pursuant to Section 5.1(b) hereof less the aggregate of all distributions to Prefsa from the Company, pursuant to Section 6.3(b) hereof (either directly or as a result of the application of Section 6.6(d)). Schedule 6.4 sets forth the amount of NV's Unreturned Initial Capital Contributions, New Valley Mortgage's Unreturned Initial Capital Contributions and the amount of any Member Loans due DTHY and/or Herman as of the execution and delivery hereof after giving effect to any loan payments and distributions made immediately prior thereto.

                  6.5 To the extent that amounts that are payable or distributable under Section 6.3(a) or Section 6.6(c) of this Agreement to Members (or their Affiliates) to pay interest due under Member Loans are insufficient to pay all of the outstanding interest then due under all Member Loans, the total amount being paid or distributed shall be allocated among all Members (or their Affiliates) to which interest on Member Loans is due in the proportion that the interest due each Member (or its Affiliate) bears to the total amount of interest due all Members (or their Affiliates) on Member Loans. To the extent that amounts that are payable or distributable under Section 6.3(c) or
         Section 6.6(e) of this Agreement to Members (or their Affiliates) to pay principal due under Member Loans are insufficient to pay all of the outstanding principal of all Member Loans, the total amount being paid or distributed shall be allocated among all Members (or their Affiliates) to which Member Loans are due in the proportion that the principal amount due to each Member (or its Affiliates) for its Members Loans bears to the total principal amount due all Members (or their Affiliates) for all Member Loans.

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                  6.6 Notwithstanding Section 6.3, the net cash proceeds from the sale of all or substantially all of the assets of the Company or from the liquidation of the Company following, or in connection with, a dissolution of the Company which is not reinvested or retained by the Company for the continuation of the business thereof, shall be paid or distributed in the following order or priority:

                           (a) First, to pay any debts or liabilities of the
                  Company other than any indebtedness due in connection with Member Loans;

                           (b) Then, to establish any reserves which the Board
                  deems reasonably necessary to provide for any contingent or unforeseen liabilities or obligations of the Company, provided however, that at the expiration of such period of time as the Board may deem advisable, the balance of such reserve remaining after the payment of such contingencies shall be distributed in the manner hereinafter in this Section 6.6 set forth;

                           (c) Then, to pay any accrued and unpaid interest due
                  on any Member Loans;

                           (d) Then, as set forth in Section 6.3(b); and

                           (e) Then, as set forth in Section 6.3(c);

                           (f) Then, to the Members, in an amount equal to the
                  aggregate positive capital account balances, in proportion to their positive capital account balances after taking into account income and loss allocations for the Company's taxable year during which dissolution occurs; and

                           (g) Then, to the Members in proportion to their
                  Capital Percentage Interests.

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                  6.7 In accordance with Code Section 704(c) and the Treasury
         Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial gross asset value (computed in accordance with the terms set forth herein).

                  In the event the gross asset value of any Company asset is adjusted in accordance with the terms set forth herein, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its gross asset value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

                  Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement.

                  6.8 Unless otherwise determined by the Board, by a unanimous vote of the Managers, and subject to (i) any restrictions imposed by the Company's institutional lenders and (ii) the maintenance by the Company of such working capital reserves (the "Reserves") as shall be reasonably required for the operations of the Company as reasonably determined by the Board, by the vote of a majority of the Managers, the Company shall make distributions pursuant to Section 6.3 of the cash flow generated by operations, or from any other source (other than a sale of all or substantially all of the assets of the Company) for each year. Subject to clause (i) above, to the extent that the amount of such cash flow for any year, less the Reserves, has not been distributed to the Members pursuant to Section 6.3 (whether in the form of periodic distributions or the Tax Distribution), the Company shall make a distribution on June 1 of each

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         year, to the extent of the then available cash on hand, equal to the previously undistributed cash flow for the prior year.

                  6.9 The Members incorporate by reference a "qualified income offset" provision as described in Section 1.704-1(b)(ii)(d) of the Treasury Regulations and the "minimum gain chargeback" requirement of
         Section 1.704-2(f) and Section 1.704-2(i)(4) of the Treasury
         Regulations.

                  6.10 For any year that the Company has taxable income, to the extent of available cash on hand on or about March 31 of the subsequent year, the Company shall make distributions to the Members, if and to the extent necessary, so that the aggregate of all distributions (other than Member Loan payments and distributions under Section 6.3(b)) for the most recent year then ended is an amount equal to the tax liability of the Members arising from the taxable income of the Company for such year assuming for this purpose that each Member was paying the maximum federal and New York State individual tax rates in effect for such year for married individuals (the "Tax Distribution"). For purposes of this provision, unless otherwise agreed, all distributions (other than Member Loan payments and distributions under Section 6.3(b)) made on or before April 15 of any year shall be deemed to relate to the prior year, and all distributions (other than Member Loan payments and distributions under Section 6.3(b)) made after April 15 of any year shall be deemed to be made for the year in which made. Notwithstanding the foregoing, no Member shall be entitled to a Tax Distribution until such Member has been allocated Profits for any tax year in the aggregate since the inception of the Company to offset the amount of any Losses taken by any Member for any previous tax years in the aggregate since the inception of the Company.

         7.       ADDITIONAL CAPITAL AND MEMBER LOANS.

                  7.1 In the event the Board, by a unanimous vote of the Managers, determines that the Company needs additional capital, other than what is available from outside lenders, it may authorize the making of one or more loans by Members (or their Affiliates) to the Company (each a "Member Loan" and collectively the "Member Loans"). The terms "Member Loan" and "Member Loans" shall also include the loans described in Section 7.2 and Section 7.4. The Member Loans made under this Section 7.1 shall be made in such amounts and in such proportions as the Board, by a unanimous vote of the Managers, shall determine, provided that (a) no Member shall at any time be required to make a Member Loan and (b) each Member that desires to participate in a Member Loan shall in each instance be entitled to participate, in the minimum, to the extent of its Capital Percentage Interest of each Member Loan.

                  7.2 Notwithstanding Section 7.1, any Member that in good faith believes the Company is in need of additional capital for valid business purposes may, without the approval of the Board, make a Member Loan to the Company in an amount not in excess of $250,000 provided that no Member may make such a unilateral Member Loan to the Company more than twice in any calendar year.

                  7.3 All Member Loans shall bear interest at one and one-half (1 1/2%) percent above the prime rate as published in the Wall Street Journal, as adjusted from time to time, and shall be repaid to the Members in accordance with Sections 6.3, 6.5 and/or 6.6.

                  7.4 It is agreed that certain loans to the Partnership previously made by DTHY and/or Herman shall for all purposes be treated as Member Loans to the Company and the Company hereby assumes the obligation to repay such Member Loans in accordance with the terms hereof. Such Member Loans, the date of the making of such Member Loans and the outstanding principal amount and the accrued interest due thereunder are identified on Schedule 7.4 attached hereto and made a part hereof. Such Member Loans are the Member Loans referred to in
         Section 6.3(b). The accrued and unpaid interest due as of the date hereof with respect to such Member Loans shall be deemed added to the principal and shall hereafter bear interest and be repaid as set forth in Section 7.3. Any prior oral or written agreement to the contrary concerning such Member Loans shall be deemed amended by the terms hereof.

        8.       MANAGEMENT OF BUSINESS.

                  8.1 Except as otherwise set forth in this Agreement, the Company shall generally be managed by the Board. The Board shall be comprised of four Managers. Herman and DTHY, collectively, shall have the right to designate one Manager, NV and New Valley Mortgage, collectively, shall have the right to designate two Managers and Prefsa shall have the right to designate one Manager. Each of the Members hereby makes the following initial designation of its Manager(s) to serve on the Board:

                  DTHY and Herman - Herman

                  NV and New Valley Mortgage - Howard Lorber ("Lorber") and Richard Lampen ("Lampen")

                  Prefsa - Leila Ghoroghchi

         The designated Manager of each of the Members may be changed by such Member upon the approval of all of the Managers, provided that such approval shall not be unreasonably withheld or delayed. Each of the Members hereby agrees that Andrew Downs is approved as a replacement Manager designation for Leila Ghoroghchi so long as, to the extent required, he obtains any requisite approvals of the New York State Banking Department. No Member shall have the right to change the Manager designation of any other Member. Each Manager shall hold his or her office until the earlier of his or her resignation, death, permanent disability, change by the Member who has the right to designate such Manager or removal by a unanimous vote of the Managers (excluding the Manager who is the subject of such vote), provided that the Managers shall only be permitted to vote to remove a Manager if such Manager in question has committed theft, gross negligence or fraud with respect to the operation of the Company. In the event any Manager shall cease to be a Manager in accordance with the previous sentence, a successor Manager shall be promptly designated by the Member whose interest was represented by such affected Manager. Further, it is hereby expressly acknowledged and agreed that, except for any transferees of the interests of the original Members of the Company (Herman, DTHY, NV, New Valley Mortgage and Prefsa) approved in accordance with the terms hereof, no new member of the Company shall have the right to designate a Manager to serve on the Board.

                  8.2 The Board has determined that Herman shall be the Chief Executive Officer of the Company and each of the Divisions (as defined below). Subject to the employment agreement between Herman and the Company, dated as of the date hereof (the "Herman Employment Agreement"), the balance of this Article 8 and except as otherwise provided herein, the full and exclusive right, power and authority to make day-to-day and operating decisions and manage the day-to-day and general operations and affairs of the Company and all of the operating divisions of the Company, including B&H, Hamptons, the real estate operations intended to be known as Prudential Manhattan Realty, Preferred, PE and any other division hereafter established (collectively the "Divisions") with all the rights and powers generally conferred by law, or necessary, advisable or consistent in connection therewith shall be vested in the Chief Executive Officer. The Chief Executive Officer may cause the Company and/or the Divisions to retain agents, contractors and employees to assist her. Further, nothing contained herein shall prohibit the Company from lending money to or receiving money or other distributions from the Divisions or subsidiaries of the Company, and any decision to do any of the foregoing shall be made exclusively by the Chief Executive Officer without the approval of the Board. In all respects the Chief Executive Officer shall use her best efforts to follow the Budgets (as hereinafter defined) approved by the Board as hereinafter provided. The Chief Executive Officer shall not be permitted to authorize any expenditure resulting in a deviation from said Budgets of more than 10% with respect to any one line item therein without the approval of the Board, by a vote of a majority of the Managers; however, notwithstanding the foregoing, or Section 8.3(b), the Chief Executive Officer shall be permitted to reallocate related Budget items without the approval of a majority of the Managers of the Board.

                  8.3 Subject to Section 8.4, any decisions otherwise reserved in this Agreement to the Board shall be made by the vote of a majority of the Managers, unless otherwise expressly provided herein. Additionally, the Board, by a vote of a majority of the Managers, shall be required to:

                           (a) approve the operating budget and any amendments
                  thereto (collectively, the "Budgets") for the Company and/or each Division for each fiscal year;

                           (b) approve any expenditures resulting in a deviation
                  from any of the Budgets of more than 10% with respect to any line item therein;

                           (c) hire, fire or retain the Chief Executive Officer
                  or otherwise take action with respect to any employment agreement of the Chief Executive Officer;

                           (d) issue certain membership interests in the Company
                  or a Division in accordance with Sections 17.1 and 17.2;

                           (e) approve and enter into a transaction to sell a
                  Division, or all or substantially all of the assets of a Division, to a Member or an Affiliate of a Member so long as the purchase price therefor is within 10% of the "Appraised Value." If all of the Managers approve a proposed sale at a stated price, then no appraisal shall be necessary. If, however, a majority (but not all) of the Managers approve a proposed sale, then the Appraised Value shall be determined by having three business appraisals prepared, one by the minority Manager not approving such sale, one by the majority Managers approving the sale and a third by an independent appraiser approved by each side, or if none, appointed by the American Arbitration Association in New York, New York (the "AAA"). The average of the two appraisals that are closest in value to one another shall be the Appraised Value;

                           (f) approve the acquisition of another entity
                  ("Acquired Entity"), except if the purchase price for such Acquired Entity is less than $500,000, in which event, the Chief Executive Officer may make this decision without the need for Board approval; and

                           (g) determine the amount of bonus compensation and/or
                  bonus pools for employees of the Company and/or the Divisions; provided, however, that no Manager shall be entitled to vote on any such bonus compensation for such Manager or for the Member whose interest he or she represents, or for an Affiliate or family member of such Manager or Member; provided, further, the foregoing clause shall not be construed to prevent any Manager from voting on an entire bonus pool in which such Manager or the Member whose interest he or she represents or an Affiliate or family member of such Manager or the Member participates.

                           8.4 Notwithstanding Sections 8.2 and 8.3, the
                  following decisions and actions shall require the approval of the Board, by unanimous vote of the Managers:

                           (a) unless done in accordance with Section 8.3(e),
                  the decision to sell a Division, or substantially all of the assets of a Division;

                           (b) to approve the liquidation and/or dissolution of
                  the Company in accordance with Section 12;

                           (c) to approve the sale, exchange, lease, refinance
                  or other transfer (each a "Sale") of all, or substantially all, of the assets of the Company, provided that with respect to an arms' length sale to an unaffiliated third party only, if all of the other Managers on the Board vote in favor of such sale, but the Manager on the Board representing Prefsa's interest in the Company votes against such Sale, the Company shall have the option of proceeding with the Sale and acquiring Prefsa's entire interest in the Company (the exercise of such option to be determined by the Board, by unanimous vote of the Managers excluding the Manager representing Prefsa's interest in the Company) at the price offered to the Company pursuant to the Sale offer multiplied by Prefsa's Capital Percentage Interest with such purchase price being payable in accordance with the same payment terms offered pursuant to the Sale offer;

                           (d) prior to the expiration of any Division's then
                  current franchise term (1) to approve the termination by such Division as a Prudential Real Estate Affiliates, Inc. ("PREA") franchisee or (2) to approve the decision to become a franchisee of any other real estate brokerage firm or association other than PREA; provided that if the termination is permitted by the terms of the franchise agreement with PREA, the approval of decisions provided by clause (1) and/or
                  (2) above may be made by a vote of a majority of the Board;

                           (e) to approve the release of any officer or director
                  (or former officer or director) of the Company or any of its subsidiaries (or any of their predecessors in interest) from any non-competition obligations;

                           (f) to approve and enter into transactions with
                  Members, Restricted Individuals or their Affiliates or family members, subject to Section 8.3(e) hereof;

                           (g) to compromise any liability for capital
                  contributions or distributions;

                           (h) to make any modifications to the capital accounts
                  of any Members not otherwise provided by this Agreement;

                           (i) to elect not to follow generally accepted
                  accounting principles with respect to the accounting of the Company and its Divisions or subsidiaries;

                           (j) to elect not to conduct an annual audit of the
                  Company's financial statements on a consolidated basis;

                           (k) to purchase any real property (provided that if
                  the Manager representing Prefsa's interest in the Company votes against any purchase of any such real property, then Herman and/or NV shall be entitled to purchase such property individually or through their Affiliates and, if appropriate, lease such property to the Company or a Division on an arm's length basis);

                           (l) to make an assignment for the benefit of the
                  creditors of the Company or to file a voluntary bankruptcy petition;

                           (m) to commit any act which makes it impossible to
                  carry on the business of the Company;

                           (n) to issue additional membership interests in the
                  Company or any Division not otherwise contemplated by the terms of this Agreement;

                           (o) to establish a new Division; and

                           (p) to approve the incurrence of indebtedness by the
                  Company or a Division or subsidiary other than in the ordinary course of its business consistent with normal business practices.

                  8.5 Reference herein to a "vote" of the Board or any similar expression shall not be deemed to require an actual meeting where the Managers are in the same room and all such votes may be accomplished through written agreement or through telephonic or "on-line" meetings of the Board. In no event shall a Manager be entitled to grant any proxy in respect of his or her voting rights hereunder. Unless otherwise agreed upon by the Board, by unanimous vote of all Managers, at least one meeting of the Board shall be held during each quarter during every year of the existence of the Company. Any Manager may call a meeting of the Board by providing the Company and each other Manager with no less than five business days notice of such meeting, and such notice of meeting shall state the time, place and purpose of such meeting. For the purposes of determining whether there is a majority of the Managers under any provision of this Agreement that so requires, a majority of the Managers shall at all times be three of the four Managers provided for herein, except that in the event that the NV and New Valley Mortgage designated Managers are precluded from voting on bonus matters pursuant to Section 8.3(g)(1) hereof, then a majority of the Managers shall require the vote or approval of both of the other Managers.

                  8.6 Notwithstanding anything contained herein to the contrary, Herman is hereby authorized to act as the "Tax Matters Member" of the Company as that term is defined in Section 6231(a)(7) of the Code and in such regulations as may be promulgated pursuant thereto, and to take such action and exercise such rights, powers and duties as "Tax Matters Member" of the Company as contemplated by the Code (all at the cost and expense of the Company), including, without limitation, keeping all Members informed of, and forwarding copies of, notices with respect to all administrative and judicial proceedings for the adjustment at the Company level of Company items; consenting to extensions relating to the tax returns filed for the Company; participating in administrative and judicial proceedings, including appeals, relating to the Company's tax returns or its tax liabilities; and entering into settlement agreements with respect to tax proceedings involving the Company's tax returns which will bind those Members who are parties to this Agreement. The Tax Matters Member shall not be allowed to change any tax elections if any such desired new tax election would be detrimental to the interests of any of the then current Members; if any such proposed new tax election would be detrimental to the interests of the then current Members of the Company, the Board shall approve such new tax elections, provided that no such election shall be made which could have an adverse effect upon any Member without such adversely affected Member's consent. The Board, by unanimous vote, may change the Tax Matters Member.

              9. BOOKS AND RECORDS.

                  9.1 The fiscal year of the Company shall end on December 31.

                  9.2 Proper accounting records of all Company business shall be kept and open to inspection of any of the Members, or their designee or legal representative, at all reasonable times. The Company shall maintain its accounting records and shall report for income tax purposes on the accrual basis of accounting. The Company shall use its best efforts to furnish each Member with a complete accounting of the affairs of the Company together with such appropriate information as may be required by each Member for the purpose of preparing its income tax return, within 90 days after the end of each year. All matters of accounting for which there is no provision in this Agreement are to be governed by generally accepted accounting principles applied on a consistent basis. The Company shall cause to have its financial statements, on a consolidated basis, audited by an independent accounting firm on an annual basis. The unanimous vote of the Managers shall be required to change or select the Company's independent accounting firm.

                  9.3 The books and records of the Company shall be kept at the principal place of business of the Company, or in such other place as may be agreed upon by the Board.

                  10. BANKING. All funds of the Company shall be deposited in its name in such bank account or accounts as shall be designated by the Company. All withdrawals therefrom are to be made on checks or other authorized forms of withdrawal signed or authorized by the Chief Executive Officer and/or such individual(s) as are approved by the Board, by a vote of a majority of the Managers.

                  11. INSURANCE. Except as provided for below, the Company, in its discretion, may obtain, at the cost and expense of the Company, key-man life insurance with respect to the Chief Executive Officer, Managers and/or the principals of any Member naming the Company as beneficiary of the policies. All Members agree, to the extent necessary, to cause their principals to cooperate in the obtaining of any such life insurance. In addition to the foregoing, with respect to DTHY and Herman only, promptly following the date hereof, the Company will obtain and maintain, at the cost and expense of the Company, life insurance in the minimum amount of Twelve Million Dollars ($12,000,000) on the life of Herman, naming such person(s) as Herman shall designate as the beneficiary of such policies ("Herman Insurance"). The Herman Insurance shall be increased from time to time so that the amount thereof is not less than the Agreed Value of Herman's and DTHY's interests in the Company or if there is no Agreed Value, the approximate value of such interests in the Company as determined by the Board, by vote of all of the Managers (excluding the Manager representing the interests of Herman and DTHY) and shall be utilized for the purposes described in Section 15.3.

         12.      VOLUNTARY TERMINATION.

                  12.1 The Company may be dissolved and terminated at any time upon the decision to do so by the Board, in which event the Board shall proceed with reasonable promptness to liquidate the business of the Company. The proceeds of such liquidation shall be applied and distributed in the order of priority set forth in Section 6.6.

                  12.2 In liquidating the assets of the Company, if a decision is made to sell Company assets, then such assets shall be sold at such price and on such terms as the Board shall in good faith determine are fair and equitable. Any Member, or any Company, corporation, limited liability company, or other entity in which they, or any of them, are in any way interested, may purchase such assets at such sale. Alternatively, the Board may determine not to sell the tangible assets of the Company but may distribute all or any part of them in kind to the Members upon liquidation.

                  12.3 A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to permit the sale of Company property on favorable prices or terms.

                  12.4 No Member shall have the right or power to demand property other than cash from the Company.

         13. RESTRICTIONS UPON DISPOSITIONS OF, AND LIENS AGAINST, INTERESTS IN THE COMPANY AND SHARES.

                  13.1 No Member nor any shareholder of any Member (shareholders of any Member are collectively referred to as "Shareholders" and are each individually a "Shareholder") shall, for value or otherwise, make a sale, assignment, transfer or other disposition (collectively, the "Disposition") of (i) all or any part of any membership interest in the Company, except that, subject to the remainder of this
         Article 13, Prefsa can transfer its membership interest in the Company to a Prefsa Affiliate in connection with any merger, consolidation, business combination, restructuring or other reorganization affecting Prefsa, or (ii) the shares of a Member (shares of any Member are collectively referred to as "Shares" and are each individually a "Share") or of any beneficial interest therein, now or hereafter owned by such Shareholder, except as permitted by and in accordance with the provisions of Articles 14, 15 or 16 of this Agreement or with the approval of the Board, by vote of all of the Managers (excluding the Manager representing such affected membership interest in the Company), in each case, upon receipt, if necessary, of the requisite New York State Banking Department approval. Provided that, (x) clause (i) above shall not be applicable to a Disposition of the membership interests in the Company from NV to New Valley Mortgage or from either NV or New Valley Mortgage to another direct or indirect wholly-owned subsidiary of New Valley Corporation and (y) clause (ii) above shall not be applicable to the Shareholders or the Shares of NV, New Valley Mortgage or Prefsa so long as, in the case of any events under clause (x) or
         (y), such Disposition does not result in a violation of any federal or state law, including any regulations promulgated by the New York State Banking Department, or otherwise cause the Company or any Division to be in violation of any license it holds, and any such Disposition is done in compliance with the franchise agreement to which the Company or any Division is a party. Notwithstanding the foregoing, in the event that (i) PREA franchises are no longer being issued under the name "Prudential" (a "Name Change") or (ii) there is a Change in Control (as such term is hereinafter defined) of Prefsa, PREA or any entity that through the chain of title, directly or indirectly, controls Prefsa or PREA (a "Parent"), the Company shall have the option to purchase the interest of Prefsa in the Company at the then current Agreed Value of the Prefsa interest pursuant to the terms of Section 15.6 hereof; provided that, in the event the Company elects to exercise such option to purchase, the Company shall concurrently with the closing of such purchase, pay, or cause to be paid, in full all indebtedness owing to Prefsa (but not that certain promissory note made payable by the Company to PREA in the original principal amount of $3,300,000 (the "Franchise Note")) pursuant to the Loan Agreement. For the purposes hereof, a "Change in Control" shall mean:

                  (1) The transfer, through one transaction or a series of related transactions, either directly or indirectly, or through one or more intermediaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 25% or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Prefsa, PREA or a Parent entitled to vote generally in the election of directors, or the last of any series of transfers that results in the transfer of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 25% or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Prefsa, PREA or a Parent entitled to vote generally in the election of directors, except that any such transfer may be made to any Affiliate of Prefsa or PREA without such transfer being considered a Change in Control;

                  (2) Approval by the shareholders of Prefsa, PREA or a Parent of a merger or consolidation, with respect to which persons who were the shareholders of Prefsa, PREA or a Parent immediately prior to such merger or consolidation do not, immediately thereafter, own more than 25% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company's then outstanding voting securities, except if Prefsa, PREA or a Parent is merged or consolidated with an existing Affiliate of Prefsa, PREA or such Parent, or there is a liquidation or dissolution of Prefsa or PREA where the assets of Prefsa or PREA are distributed to an existing Parent or the sale of all or substantially all of the assets of Prefsa or PREA to an existing Affiliate of Prefsa or PREA;

                  (3) The transfer, through one transaction or a series of related transactions, of more than 50% of the assets of Prefsa, PREA or a Parent, or the last of any series of transfers that results in the transfer of more than 50% of the assets of Prefsa, PREA or a Parent, except for any transfer to an Affiliate of Prefsa or PREA, which shall not be considered a Change in Control. For purposes of this paragraph, the determination of what constitutes more than 50% of the assets of Prefsa, PREA or a Parent shall be determined based on the most recent financial statement prepared by Prefsa's, PREA's (or such entity's applicable Parent's) independent accountants; or

                  (4) During any calendar year, individuals who at the beginning of such year constituted the board of directors of Prefsa or PREA and any new director or directors whose election by the board of directors was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the year or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof provided.

                  13.2 The Company shall not recognize as valid or give effect to any Disposition of any interests in the Company or any Shares, or any interest therein, upon the books of the Company unless and until the Member or Shareholder desiring to make such Disposition shall have complied with each of the provisions of this Agreement.

                  13.3 No Member or Shareholder shall create any mortgage, lien, pledge, security interest, charge, claim, restriction (other than restrictions on Disposition pursuant to applicable federal and state securities laws or as provided for in this Agreement), subscription, option, warrant, right, call, commitment, hypothecation and encumbrance of any nature whatsoever (collectively, the "Lien") on or with respect to any interest in the Company or Shares now or hereafter held by such Member or Shareholder, except with the approval of the Board. This provision shall not apply to restrict or prevent a Shareholder of NV, New Valley Mortgage or Prefsa from creating or imposing a Lien against the Shares of NV, New Valley Mortgage or Prefsa, respectively.

                  13.4 It shall be a condition precedent to any Disposition permitted by Article 13 or Article 16 hereof that each third party individual or entity (the "Person") shall execute and deliver to each Member a legally enforceable agreement expressly assuming all of the terms, conditions and covenants of this Agreement as they relate to the transferor, and such other documents as the Company may reasonably require, whereupon the Person shall have all of the rights and obligations of the transferor hereunder.

        14.      DISPOSITION OF SHARES SUBSEQUENT TO BONA FIDE OFFER.

                  14.1 Except as otherwise provided in Sections 13.1 and 14.6 and Article 15 hereof, if, at any time, a Member (the "Selling Member") or any Shareholder (or a Shareholder of a company that owns an interest, directly or indirectly, in a Member) (the "Selling Shareholder") desires to make a Disposition of all, or any part, of its, his or her interest (including any beneficial interests) in the Company (the "Offered Interest") or Shares (the "Offered Shares"), now or hereafter owned by it, him or her, to any third party individual or entity person (the "Offeror") pursuant to a BONA FIDE offer, it, he or she shall give written notice of its or his intention to do so (the "Notice of Intent to Sell") to the Company and the other Members (the "Remaining Members") (which in turn shall give such notice and any other notices provided for under this Agreement to their respective Shareholders) which notice shall specify the name of the Offeror, the Capital Percentage Interest in the Company comprising the Offered Interest or the number of Offered Shares which the Selling Shareholder proposes to sell, the price for the Offered Interest or for the Offered Shares, and all other material terms and conditions of the proposed transaction. The Remaining Members and the Company shall then have the option to purchase all, but not less than all, of the Offered Interest or the Offered Shares, as applicable, on the same terms as are contained in the BONA FIDE offer in accordance with Sections 14.2 and
         14.3 below. This Article 14 shall not apply to any disposition of Shares by any Shareholder of NV, New Valley Mortgage or Prefsa.

                  14.2 Subject to the provisions of Section 14.5 hereof, each Remaining Member, upon written notice given to each of the Selling Member or Selling Shareholder, as applicable, the other Remaining Members and the Company (an "Exercise Notice") within thirty (30) days after receipt by the Remaining Members of the Notice of Intent to Sell, shall be entitled to purchase, on a PRO RATA basis, all or any portion of the Offered Interest or Offered Shares. In the event, however, that any Remaining Member shall elect not to acquire all or any part of its PRO RATA portion of the Offered Interest or Offered Shares or fails to give timely the requisite notice set forth herein (the "Non-Purchasing Member"), then, subject to the provisions of Section 14.5 hereof, the other Remaining Members shall have the right to purchase, on a PRO RATA basis among all such other Remaining Members, all or any part of that portion of the Offered Interest or Offered Shares allocated to the Non-Purchasing Member which the Non-Purchasing Member elected not to acquire, which right shall be exercised by a Remaining Member's indication of its desire to do so in a second written notice (the "Second Exercise Notice") given to each of the Selling Member or the Selling Shareholder, as applicable, the other Remaining Members and the Company within 45 days after receipt of the Notice of Intent to Sell. Such Second Exercise Notice shall specify the Remaining Member=s desire to purchase up to a specified amount of the Offered Interest or number of additional Offered Shares. Any Remaining Member who so indicates such desire in the Second Exercise Notice shall be entitled to purchase such additional Offered Interest or Offered Shares, subject to the provisions of Section 14.5 hereof and any PRO RATA rights of other Remaining Members.

                  14.3 The Company shall be entitled to purchase all, but not less than all, of the Offered Interest or Offered Shares, if any, not purchased by the Remaining Members pursuant to Section 14.2 above, upon written notice, given no later than sixty (60) days following its receipt of the Notice of Intent to Sell, to the Selling Member or Selling Shareholder and each of the Remaining Members who timely executed and delivered an Exercise Notice. The decision of the Company to purchase any of the Offered Shares as provided for in this Section
         14.3 shall be made by the Board, by unanimous vote of all the Managers, excluding the Manager representing the interest of the Selling Member.

                  14.4 The closing for any purchase and sale of the Offered Interest or Offered Shares shall take place within seventy-five (75) days following receipt by the Remaining Members and the Company of the Notice of Intent to Sell.

                  14.5 Notwithstanding the foregoing, if the Remaining Members and the Company shall not have elected to purchase, in the aggregate, all of the Offered Interest and Offered Shares in accordance with Sections 14.2 or 14.3 above, then the Selling Member or Selling Shareholder shall thereupon be free to dispose of all, but not less than all, of the Offered Interest or Offered Shares to the Offeror in accordance with the terms of the BONA FIDE offer, provided that the Offeror, as a condition precedent to the purchase of such Offered Interest or Offered Shares, executes and delivers to the Company and each Member a legally enforceable agreement expressly assuming all of the terms, conditions and covenants of this Agreement, and such other documentation as the Company may reasonably require, whereupon the Offeror shall have all of the rights and obligations of the Selling Member or the Selling Shareholder with respect to the Offered Interest or Offered Shares. If all of the Offered Interest or Offered Shares are not disposed of in accordance with the terms of the BONA FIDE offer to the Offeror within a period of one hundred twenty (120) days after the Selling Member or Selling Shareholder gives the Notice of Intent to Sell, then the Offered Interest or Offered Shares may not thereafter be sold without compliance again with the provisions of this Article 14.

                  14.6 Immediately upon purchasing Offered Shares, the Member which purchased such shares (the "Purchasing Member") and/or the Company (if it purchased Offered Shares) shall be entitled to convert the Offered Shares into an interest in the Company (the "Conversion Right"). If the Purchasing Member or the Company exercises such Conversion Right, the Member whose shares are the Offered Shares shall immediately redeem that number of Offered Shares of the electing Purchasing Member or the Company in exchange for an interest of such Member in the Company. The interest in the Company to be assigned by such Member to the Purchasing Member shall be the product of: (i) a ratio the numerator of which is the number of Offered Shares purchased by the Purchasing Member or the Company and the denominator of which is the total number of Shares that are issued and outstanding as of the date of the Notice of Intent to Sell of the Member whose shares are the Offered Shares, multiplied by (ii) the Capital Percentage Interest as of the date of the Notice of Intent to Sell of the Member whose Shares are the Offered Shares. Upon a Purchasing Member's conversion of an interest in a Member to an interest in the Company, the Capital Percentage Interest of the Member whose shares are the Offered Shares shall be decreased and the Capital Percentage Interest of the Purchasing Member increased by the amount calculated in accordance with the foregoing formula. To the extent that the Company has purchased the Offered Shares, upon the exercise of its Conversion Right, the Capital Percentage Interest of the Member whose shares are the Offered Shares shall be decreased in accordance with the foregoing formula, while each Member's Capital Percentage Interest (including the Member whose shares are the Offered Shares) shall be similarly increased in proportion to each Member's relative Capital Percentage Interest at the time of conversion (after giving effect to the decrease in the Capital Percentage Interest of the Member whose shares are the Offered Shares in accordance with the foregoing formula and any increase in the Capital Percentage Interest of any Member that has elected to purchase some of the Offered Shares simultaneous with the Company's purchase of Offered Shares). Notwithstanding the foregoing, all parties agree to implement an alternative method of converting shares purchased pursuant to a right of first refusal to an interest in the Company if such alternative method accomplishes the same result with diminished legal or tax consequences to the parties with no adverse impact upon the cooperating parties.

         15. PURCHASE OF INTEREST OF A MEMBER UPON THE OCCURRENCE OF CERTAIN EVENTS.

                  15.1 In the event of the death of Herman (a "Deceased Shareholder"), then the interests in the Company of DTHY and Herman shall be purchased by the Company for the greater of (i) the amount of the Herman Insurance or (ii) the Agreed Value in accordance with the following.

                  15.2 The "Agreed Value" for a Member's interest in the Company purchased by the Company pursuant to Article 15 hereof shall be equal to the "Company Valuation", as determined in accordance with this
         Section 15.2, multiplied by such Member's Capital Percentage Interest. The "Company Valuation" shall be determined as of the date of the death of the Deceased Shareholder in the event of the death of Herman, or as of the date of the event giving rise to the right or obligation to purchase the interest of a Member hereunder (in either case, the "Valuation Date"), and shall be the Company Valuation set forth in the most recent Certificate of Valuation (a "Certificate") executed and agreed to by 97% or more of all of the Members, so long as such Certificate was not executed more than fifteen months prior to the Valuation Date. To determine the Company Valuation, the Members shall review the historical performance of the Company, project the anticipated future performance of the Company, review similar information for competitive companies of comparable size and otherwise use its best efforts to determine the Company Valuation. The first such Certificate shall be executed as of the date hereof and attached hereto as Schedule 15.2. The Members shall endeavor to execute a new Certificate on or before April 30 of each year or more frequently, as the Members may determine. Each such Certificate shall remain in effect for a period of fifteen (15) months from the date of execution thereof, unless superseded prior thereto by a new Certificate. In the event, as of a Valuation Date, there is no Certificate then in effect, the Company Valuation shall not be determined by reference to the most recent Certificate but instead shall be determined, as of the end of the calendar month immediately preceding the Valuation Date, by a panel of three appraisers, one of whom shall be designated by the Estate of the Deceased Shareholder (in the event of the death of Herman) or by the Member whose interest is being purchased, one by the Company (in the event of the death of Herman, neither DTHY nor the Estate of the Deceased Shareholder, shall be entitled to vote for these purposes and, otherwise, the Member whose interest is being purchased shall not be entitled to vote for these purposes), and the third shall be an appraiser appointed by the AAA. The average of the two appraised values closest to one another shall be conclusive and binding on the parties hereto (the third appraised value ignored) with regard to the determination of Company Valuation pursuant to this Article 15 and shall be deemed to be a Certificate for purposes of this Agreement. The
         Company Valuation shall not include the value of any life insurance proceeds received or receivable by the Company.

                  15.3 The closing of the purchase of an interest in the Company being acquired under this Article 15 shall take place within 120 days following the Valuation Date. To the extent that the Company maintains life insurance (other than key-man life insurance for the benefit of the Company) on the life of a Deceased Shareholder (i.e. the Herman Insurance), then the amount of the proceeds of such life insurance policy(ies) shall be considered a down payment toward the purchase of the Member's interest being acquired by the Company under this Article
         15. To the extent the amount of the life insurance proceeds is less than the purchase price for the interest of the Member(s) being acquired by the Company or if there are no life insurance proceeds, the purchase price or the balance of the purchase price (as the case may be) shall be payable in one hundred twenty (120) equal monthly installments with interest at one and one-half (1 1/2%) percent in excess of the prime rate of interest as published in the Wall Street Journal (as adjusted from time to time), the first payment being due at the above-referenced closing. The payment of the deferred portion of the purchase price shall be evidenced by a promissory note providing for acceleration in the event of default or in the event of a sale of all or substantially all of the assets of the Company or the dissolution of the Company and shall be secured by a pledge of, or security interest in, the interest in the Company being acquired from the Estate of the Deceased Shareholder. To the extent that the life insurance proceeds of the Herman Insurance exceed the purchase price for the Member's interest being acquired by the Company, the beneficiaries named therein shall be entitled to retain such excess.

                  15.4 In the event of the filing of a voluntary bankruptcy petition by a Member, or the filing of an involuntary bankruptcy petition against a Member that is not dismissed within sixty (60) days of filing (in either case such Member hereinafter referred to as a "Bankrupt Member"), the Company shall have the option, but not the obligation, to purchase the interest of the Bankrupt Member in the Company for a purchase price equal to 75% of the Agreed Value, at a closing and otherwise pursuant to the payment terms described in
         Section 15.3.

                  15.5 In the event that at the end of its franchise term (whether by expiration, termination or otherwise), any Division that is a PREA franchisee (the "Terminating Division") elects to become the franchisee of any other real estate brokerage firm or association other than PREA, the Company will purchase the interest of Prefsa in the Company at its then Agreed Value determined in accordance with Section
         15.2 hereof, except that the Valuation Date shall be the expiration date of such franchise agreement with PREA, and, if a panel of appraisers is needed, one of the appraisers shall be designated by Prefsa instead of the Estate of the Deceased Shareholder. The closing for the purchase of Prefsa's interest in this event shall take place on the later of (i) the first business day after the expiration of such current PREA franchise term or (ii) the date of execution of a franchise agreement with a real estate brokerage firm or association other than PREA, and the purchase price for Prefsa's interest shall be paid in cash in full at the closing. Subject to the other provisions hereof (including the requirement for an immediate buy-out upon an affiliation with a real estate brokerage firm or association other than PREA as provided for herein), in the event that a Terminating Division elects not to become the franchisee of any real estate brokerage firm or association at the end of its franchise term, but is offered a renewal franchise agreement from PREA, the Company will purchase the interest of Prefsa in the Company in accordance with the provisions set forth above in this Section 15.5, except that the closing of the purchase of Prefsa's interest shall take place on a date determined by the Company within three (3) years of the date of the expiration of the franchise agreement with PREA (and the purchase price for Prefsa's interest shall be paid in cash in full at the closing) and the Valuation Date shall be the expiration date of the franchise agreement with PREA for such Terminating Division. Further, subject to the other provisions hereof (including the requirement for an immediate buy-out upon an affiliation with a real estate brokerage firm or association other than PREA as provided for herein) in the event that a Terminating Division elects not to become the franchisee of any real estate brokerage firm or association at the end of its franchise term, and is not offered a renewal franchise agreement from PREA, the Company will purchase the interest of Prefsa in the Company in accordance with the provisions set forth above in this Section 15.5, except that (I) the closing of the purchase of Prefsa's interest shall take place on a date determined by the Company within three (3) years of the date of the expiration or termination of the franchise agreement with PREA, (II) the Valuation Date shall be the expiration or termination date of the franchise agreement with PREA for such Terminating Division and (III) the purchase price for Prefsa's interest in the Company shall be payable in thirty-six (36) equal monthly installments with interest at one and one-half percent above the prime rate of interest as published in the Wall Street Journal (as adjusted from time to time), the first payment being due at the above-referenced closing. The payment of the deferred portion of the purchase price shall be evidenced by a promissory note providing for acceleration in the event of default or in the event of a sale of all or substantially all of the assets of the Company or the dissolution of the Company and shall be secured by a pledge of, or security interest in, the interest in the Company being acquired from Prefsa. The decision of the Company as to when to purchase the interest of Prefsa during the three (3) year periods provided for above shall be made by the Board, by unanimous vote of the Managers, excluding the Manager representing Prefsa's interest in the Company.

                  15.6 In the event of the occurrence of (i) a Name Change or
         (ii) a Change in Control of Prefsa or PREA, as provided by Section 13.1, the Company shall have the option to purchase the interest of Prefsa in the Company at its then Agreed Value determined in accordance with Section 15.2 hereof, except that the Valuation Date shall be the date of the Name Change or the Change in Control of Prefsa or PREA, and, if a panel of appraisers is needed, one of the appraisers shall be designated by Prefsa instead of the Estate of the Deceased Shareholder. The decision of the Company to exercise the option provided for in this
         Section 15.6 shall be made by the Board, by unanimous vote of the Managers, excluding the Manager representing Prefsa's interest in the Company. The closing for the purchase of Prefsa's interest in this event, should the Company elect to purchase Prefsa's interest, shall take place 120 days following the date of (i) the Name Change or (ii) the Change in Control of Prefsa or PREA. The purchase price for Prefsa's interest in this event shall be paid in cash in full at the closing. Concurrent with such closing, and in addition to payment of the foregoing purchase price, the Company shall pay, or cause to be paid, in full any amounts then outstanding to Prefsa under the Loan Agreement (but not the Franchise Note). To the extent that the Company has the option to purchase the equity interest of Prefsa in the Company in accordance with the foregoing provisions of this Section 15.6, the Company hereby agrees that Herman and/or DTHY have the option to purchase Prefsa's equity interest in the Company in the event of the foregoing on the terms set forth in this Section 15.6 prior to the Company, provided that Herman and/or DTHY has the ability to pay the purchase price for such equity interest.

                  16. DISSOLUTION OR DISTRIBUTION BY DTHY OR HERMAN. Notwithstanding Articles 13 or 14, (i) DTHY shall be entitled to distribute or otherwise effectuate a Disposition of its interest in the Company, whether the same is done in connection with, or without relation to, a dissolution of DTHY, but only if the interest of DTHY in the Company is distributed or transferred to Herman and/or a family limited partnership of which Herman is the general partner and/or a limited liability company of which Herman is the controlling managing member, and (ii) Herman shall be entitled to distribute or otherwise effectuate a Disposition of her interest in the Company to a family limited partnership of which Herman is the general partner and/or a limited liability company of which Herman is the controlling managing member.

                  17. BONUS DISTRIBUTION AND ISSUANCE OF INTERESTS TO KEY PERSONNEL.


                  17.1 Upon the approval of the Board, by the vote of a majority of the Managers, the Company shall have the right to issue, or cause to be issued, at any time, additional interests in the Company or in any Division, as compensation to employees, provided that (i) no Member nor any Shareholder or Affiliate of such Member (including any Restricted Individual, as hereinafter defined) nor a family member of such Shareholder or a Restricted Individual shall receive any interest in the Company or in any Division without the approval of 97% in interest of all of the Members; (ii) the maximum amount of interests in the Company or any Division that may be issued as such compensation during the entire term of the Company, in the aggregate, is ten percent (10%) of the total outstanding interests in the Company or any Division and
         (iii) no interest in the Company may be issued under this provision which would have the effect of causing (a) the aggregate of the Capital Percentage Interests of NV and New Valley Mortgage to be less than 50% without the written approval of the NV and New Valley Mortgage designated Managers and (b) the aggregate of the Capital Percentage Interests of Herman and DTHY to be less than 40.01% without the written approval of the Herman and DTHY designated Manager. Further, there shall be no voting rights whatsoever attached to any of the interests in the Company or in any Division or any entity owned in whole or controlled by the Company issued pursuant to this Section 17.1.

                  17.2 Upon the approval of the Board, by the vote of a majority of the Managers, the Company may sell interests in the Company or a Division to third parties that are not an Affiliate of any Member, a Restricted Individual nor a family member of any such Persons (a "Third Party") in connection with the employment of such Third Party by the Company or a Division or subsidiary thereof at such price and upon such terms and conditions as the Board, by vote of a majority of the Managers, shall determine, provided that no such sale shall take place so as to cause the aggregate Capital Percentage Interests in the Company (i) of NV and New Valley Mortgage to be less than 50% without the written approval of the NV and New Valley Mortgage designated Managers and (ii) of Herman and DTHY to be less than 40.01% without the written approval of the Herman and DTHY designated Manager. In the event that the Board, by vote of a majority of the Managers, determines to sell an interest in the Company to a Third Party but is unable to because of the referenced restriction relating to either (i) NV and New Valley Mortgage or (ii) Herman and DTHY, then Prefsa hereby agrees to sell a portion of its interest in the Company to such Third Party provided that, in no event shall Prefsa be required to sell if such sale would have the effect of causing the Capital Percentage Interest of Prefsa to be less than 7.99%. The price paid to Prefsa in connection with any such sale shall be an amount equal to the pro rata amount of its capital contribution to the Company relating to the portion of the interest being sold, plus an eleven percent per annum simple return through the date of the closing on such pro rata contribution amount. Additionally, with respect to any sale taking place two years or more from the date hereof, Prefsa shall have the right to demand that the purchase price be the Agreed Value as determined pursuant to Section
         15.6 hereof exclusive
         of any amounts owed to Prefsa under the Loan Agreement or any other amounts of indebtedness owed to Prefsa by the Company. In the event that (I) Prefsa has sold a portion of its interest in the Company to one or more Third Parties pursuant to the above so as to cause Prefsa's Capital Percentage Interest to be 7.99% and (II) thereafter the Board, by a vote of a majority of the Managers, determines to sell interests in the Company to Third Parties, Prefsa shall have the right to require that NV and New Valley, collectively, and Herman and DTHY, collectively, each proportionately sell interests in the Company to such Third parties so as to reduce their respective Capital Percentage Interests to 48% (with respect to NV and New Valley Mortgage, collectively) and to 38.01% (with respect to Herman and DTHY, collectively) prior to the Company selling interests which would have the effect of diluting all Members. Nothing herein shall require NV, New Valley Mortgage, Herman or DTHY to sell interests in the Company at a price less than that for which Prefsa would be required to sell its interest pursuant to this Section 17.2. Further, there shall be no right to designate a Manager to the Board attached to any of the interests in the Company sold pursuant to this Section 17.2.

                  18. RESTRICTIVE COVENANT AND NON-SOLICITATION. It is understood and agreed that each of Herman, Lorber and Lampen, as the designated representatives on the Board of DTHY, NV and New Valley Mortgage (each such individual is hereinafter referred to as a "Restricted Individual"), shall have access to the Company's privileged and confidential information essential to the Company's business and shall have gained competitive benefit as a result of being a Member or a principal shareholder of a Member and/or an employee of the Company. Therefore, each Restricted Individual agrees that so long as each is a shareholder of a Member of the Company, or directly a Member in the Company, or a member of her or his immediate family or an entity in which she or he is an officer, director, employee of, consultant for or 5% or greater (directly or indirectly) shareholder of, is a Shareholder of a Member or is directly a Member in the Company, and for an additional period of two (2) years thereafter (such additional period being the "Covenant Period" and, together, with the membership period, the "Restrictive Period"), she or he shall not, directly or indirectly, whether individually or as a principal, shareholder, member, officer, employee, partner, director, agent of or consultant for any entity, (i) provide consulting services to, be employed by, engage or participate in, or own 5% or more of, any business that is engaged in the same type of business as the Company, or any of its Divisions or subsidiaries, and which is located in, or does business in, any of the counties of Nassau, Suffolk, Queens or New York, or any other county in which the Company, directly or through its Divisions or subsidiaries, then does business, (except that nothing shall prevent (x) New Valley Corporation, or any of its subsidiaries or Affiliates, from buying, owning, operating, leasing, developing, subdividing, marketing, selling or otherwise investing in or dealing with real property for its own account or the account of any entity in which it has a direct or indirect equity interest as opposed to acting as a broker or (y) Lorber from engaging in business related to the development or sale of insurance or insurance-related products consistent with the business as is currently conducted by Lorber); (ii) cause or seek to persuade any employee, customer, agent or supplier of the Company to discontinue the status, employment or relationship of such person or entity with the Company or to become employed in any activity competitive with the business of the Company or with the business of any of the entities owned by the Company or in which the Company owns an interest; (iii) cause or seek to persuade any prospective business contact of the Company to determine not to enter into a business relationship with Company; or (iv) hire or retain any employee or agent of the Company; provided that (I) in the event that Herman's employment with the Company is terminated without cause, then the Covenant Period applicable to Herman shall only be one (1) year and (II) in the event of a sale of all or substantially all of the assets of the Company or all of the Divisions of the Company that are in the real estate brokerage business or other sale of the entire business of the Company to a Third Party (provided any such sale is done in accordance with the terms of this Agreement) or a dissolution of the Company, there shall be no Covenant Period and the Restricted Period (and the Prefsa Restricted Period described below) shall terminate upon the consummation of such sale or dissolution. Prefsa also agrees, so long as it is directly a Member of the Company, indirectly a Member in the Company, or any of its shareholders or Affiliates are Members in the Company, and for an additional period of two (2) years thereafter (the "Prefsa Restricted Period"), to be bound by the provisions of clauses (ii), (iii) and (iv) above, except, after the end of B&H's current franchise agreement with PREA, Prefsa may engage in activities described in clauses (ii), (iii) and (iv) above indirectly through Prefsa's affiliations with third parties as a franchisor, lender or equity partner, however, under no circumstances may Prefsa directly engage in the activities described in clauses (ii), (iii) and (iv) above during the Prefsa Restricted Period. The provisions contained in this Section 18 are made specifically for the benefit of the Members and are not made for, and may not be enforced by, any of the creditors of the Company, except Prefsa.

                  19. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company makes the following representations and warranties in order to induce Prefsa to enter into this Agreement, acknowledges that Prefsa is entering into this Agreement in reliance on such representations and warranties and further acknowledges that the Company shall be responsible to Prefsa for the truth and accuracy of such representations and warranties:

                  19.1 VALID EXISTENCE. The Company is a limited liability company duly organized and validly existing under the laws of the State of New York. The Company has the requisite power to carry on its business as now conducted and to own its assets. The Partnership is a duly licensed real estate broker in the State of New York and does not do business, nor is it qualified to do business, in any other jurisdiction.

                  19.2 COMPANY INTEREST. Other than as contemplated by this Agreement, there are no commitments to which the Company is a party, or by which it is bound, calling for the issuance, sale or other disposition of any interests in the Company and there are no outstanding rights for the purchase of interests in the Company.

                  19.3 CONSENTS. Other than with regard to certain licensing issued by the State of New York, no filings with or consents of governmental or other regulatory agencies, foreign or domestic, or of other parties are required to be made or received by or on the part of the Company to enable it to enter into and carry out this Agreement and the transactions contemplated hereby.

                  19.4 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the requisite power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

                  19.5 NO BREACH. Neither the execution and delivery of this Agreement nor compliance by the Company with any of the provisions hereof nor the consummation of the transactions contemplated hereby will:

                           (a) other than certain loan, or loan related,
                  documents with Fleet Bank, the Partnership's Amended and Restated Partnership Agreement or the Amended and Restated Subscription and Shareholders' Agreement of Preferred, violate, conflict with or result in the breach of the terms of any agreement, indenture, instrument or other document to which the Company, the Partnership or Preferred is a party or by which any of their respective assets are bound or terminate or result in the termination of any such agreement or instrument or result in the cancellation, modification, revocation or suspension of any rights of the Company, the Partnership or Preferred thereunder;

                           (b) violate any judgment, order, injunction, decree
                  or award against, or binding upon, the Company, the Partnership or Preferred; or

                           (c) violate any law or regulation of any jurisdiction
                  relating to the Company, the Partnership or Preferred.

                  19.6 LITIGATION. Other than as set forth on Schedule 19.6, there are no actions, suits or proceedings in which the Company, Partnership or Preferred is a defendant, and in which a judgment or decision against the Company, the Partnership or Preferred could have a material adverse effect on the Company, the Partnership or Preferred, which are pending or, to the knowledge of the Company, threatened; and there is no order, injunction, award or decree outstanding against any of the Company, the Partnership or Preferred which either individually or in the aggregate could have a material adverse effect on the Company, the Partnership or

         Preferred; and to the Company's knowledge, there exists no basis for any such action, suit, proceeding, order, injunction, award or decree.

                  19.7 COMPLIANCE WITH LAW. Neither the Company, the Partnership nor Preferred is in violation of any law, regulation, ordinance, order, injunction, decree, award, or other requirement of any governmental or other regulatory body, court or arbitrator relating to their respective businesses, the violation of which would have a material adverse effect on their respective businesses.

                  19.8 PERMITS AND LICENSES. The Partnership and Preferred each have all permits, licenses, certificates, registrations and approvals (collectively, "Permits") from all Federal, state, local and foreign governmental and other regulatory bodies (collectively, "Bodies") required to carry on their respective businesses as presently conducted; all such Permits are in full force and effect and there is no action pending or, to the knowledge of the Company, threatened, to suspend or cancel any of such Permits. Each of the Partnership and Preferred is in compliance in all material respects with all requirements, standards and procedures of the Bodies which have issued such Permits.

                  19.9 TAXES. All taxes, including, without limitation, income, property, sales, use, utility, excise, value added, employees' withholding, social security and unemployment taxes imposed by the United States, any state, locality or any foreign country, or by any other taxing authority, which have or may become due or payable by the Company, the Partnership and Preferred, have been paid in full subject only to potential claims by appropriate government authorities to the contrary which would be contested, in good faith; and all tax returns required to be filed by the Partnership and Preferred have been timely filed or a valid extension therefor has been timely filed. No deficiency notice is proposed, or to the knowledge of the Company, threatened against either the Partnership or Preferred. Other than the New York State audit of the Partnership for the periods December 1, 1993 to August 31, 1994 and September 1, 1996 to November 30, 1997, the tax returns of the Partnership and Preferred have not been audited within the past three years.

                  Neither the Internal Revenue Service nor any state, local or other taxing authority has proposed any additional taxes, interest or penalties with respect to either the Partnership or Preferred or any of their respective operations or businesses; there are no pending or threatened tax claims or assessments; and there are no pending or threatened tax examinations by any taxing authorities. Neither the Partnership nor Preferred has given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns for any fiscal year. Neither the Partnership nor Preferred is a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreements.

                  19.10 FINANCIAL STATEMENTS. The audited financial statements of each of the Partnership, Hamptons and Preferred, for the fiscal year ended December 31, 2001 and the unaudited financial statements of each of the Partnership, Hamptons and Preferred for the period ended October 31, 2002 (the "Financial Statements"), copies of which are attached as
         Schedule 19.10 hereto, (i) are true, correct and complete, (ii) are in accordance with the respective books and records of the Partnership, Hamptons and Preferred (except that all Members are aware that Hamptons has, to date, generally accounted for its operations as a separate entity, separate and apart from the Partnership, and no representation is made concerning the appropriateness of the use of such separate accounting methods), (iii) fairly present the respective financial position of the Partnership, Hamptons and Preferred as of such dates and the respective results of operations of the Partnership, Hamptons and Preferred for such year and period and (iv) have been prepared in accordance with generally accepted accounting principals consistently applied. As of October 31, 2002, neither the Partnership, Hamptons nor Preferred had any liabilities, commitments or obligations of a material nature, whether absolute, accrued, contingent or otherwise, not either shown and adequately provided for in the Financial Statements or disclosed herein.

                  19.11 ADVERSE DEVELOPMENTS. Since October 31, 2002, (i) the business of each of the Partnership, Hamptons and Preferred has been conducted only in the ordinary course, (ii) there have been no material adverse changes in the business of any of the Partnership, Hamptons or Preferred and the Company does not know of any development or threatened development of a nature which could be reasonably expected to have a materially adverse effect upon the business of the Partnership, Hamptons or Preferred and (iii) there has been no damage, destruction or loss or other occurrence or development, whether or not insured against, which, either singly or in the aggregate, materially adversely affects, and the Company has no knowledge of any threatened occurrence or development which could reasonably be expected to materially adversely affect, the condition (financial or otherwise), assets, liabilities, business, operations, affairs or prospects of any of the Partnership, Hamptons or Preferred, except as disclosed on
         Schedule 19.6.

                  19.12 REAL PROPERTY. Schedule 19.12 attached hereto sets forth a brief description of all real properties which are leased to either the Partnership, Hamptons or Preferred and the terms of the respective leases, including the identity of the lessor, the rental rate and other charges, and the term of the lease. Neither the Partnership, Hamptons or Preferred owns outright the fee simple title in and to any real property. Except for the leases described as "MONTHLY" or "EXPIRED," the real property leases described in Schedule 19.12 that relate to the leased properties described therein are now in full force and effect, are enforceable in accordance with their terms and no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, constitutes a default under any of such leases and all amounts due and payable thereunder have been paid.

                  19.13 OWNERSHIP OF ASSETS. Other than as set forth on Schedule 19.13, each of the Partnership, Hamptons and Preferred owns outright, and has good and marketable title to, all of its respective assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever. There are no agreements, options, commitments or understandings with, of or to, any person to acquire any of either of the Partnership's, Hampton's or Preferred's assets or any rights or interest therein. Each of the Company's subsidiaries owns all of the assets that each such subsidiary owned respectively immediately prior to the execution of this Agreement.

                  19.14 EMPLOYMENT RELATIONS AND BENEFIT PLANS. (a) Each of the Partnership and Preferred is in compliance with all Federal, state and other applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither has engaged in any unfair labor practice which, in any of the foregoing cases, could have a materially adverse effect on the respective business of the Partnership or Preferred; (b) there is not pending, or to the knowledge of the Company, threatened, any unfair labor practice charge or complaint against the Partnership or Preferred by or before the National Labor Relations Board or any comparable state agency or authority; (c) no grievance which might have an adverse effect on the Partnership or Preferred or the conduct of their respective businesses, nor any arbitration proceeding arising out of or under any collective bargaining agreement, is pending and no claim therefor has been asserted; (d) no litigation, arbitration, administrative proceeding or governmental investigation is now pending, and, to the knowledge of the Company, no person or party has made any claim or has threatened litigation, arbitration, administrative proceeding or governmental investigation against either the Partnership or Preferred arising out of any law relating to discrimination against employees or employment practices; (e) Schedule 19.14 attached hereto includes a list of all of the "pension" and "welfare" benefit plans (within the respective meanings of sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by each of the Partnership and Preferred or to which either of them makes employer contributions with respect to their respective employees, a complete and correct copy of each of which is available to Prefsa. There are no vested and unfunded benefits under any such plans;
         (f) all contributions required to be made by either the Partnership or Preferred under law or required under the pension plans have been made by either the Partnership or Preferred; and (g) each of the Partnership and Preferred has satisfied in all material respects all reporting and disclosure requirements applicable to it under ERISA, and the Department of Labor and Internal Revenue Service regulations promulgated thereunder, with respect to the pension and welfare plans.

                  19.15 CONDUCT OF BUSINESS. Other than as disclosed on Schedule
         19.15 hereto, since October 31, 2002, neither the Partnership, Hamptons nor Preferred has: (i) created or incurred any liability in excess of $150,000 (absolute, accrued, contingent or otherwise) except unsecured current liabilities incurred in the ordinary course of business consistent with past practice; (ii) mortgaged, pledged or subjected to any lien or otherwise encumbered any of its respective assets, tangible or intangible; (iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute, accrued, contingent or otherwise) other than current liabilities shown on the Financial Statements as of October 31, 2002 and taxes and current liabilities incurred since October 31, 2002 in the ordinary course of business or under contracts or agreements entered into in the ordinary course of business (other than as a result of any default or breach of, or penalty under, any such contracts or agreements); (iv) waived, released or compromised any claims or rights of substantial value, or experienced any labor trouble (including, without limitation, any actual or threatened strike or lock-out) or lost, or been threatened with the loss of, any key employees or any substantial number of employees; (v) entered into any settlement, compromise or consent for an amount in excess of $50,000 with respect to any claim, proceeding or investigation; (vi) sold, assigned, transferred, leased or otherwise disposed of any of its respective assets, tangible or intangible, or canceled any debts or claims except, in each case, for fair consideration in the ordinary course of business (it being understood that the disposition of any asset or cancellation of any debt or claims carried on the books at more than $150,000 shall be deemed not to be a disposition or cancellation in the ordinary course of business); (vii) except for payments made in connection with the redemption of the interests of BA, Rangeley and Jussam and the simultaneous payments or distributions to DTHY and NV, declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of its capital stock, paid any principal due under any notes (other than the required amortization payments under the Fleet Loans) or opened accounts or paid any amount (other than salaries) or transferred any asset to any holder of any interest in the Partnership, Hamptons or Preferred; (viii) become bound by any contract or commitment or renewed, extended, amended, modified or terminated any contract or commitment which in any one case involved an amount in excess of $150,000 (or in the aggregate an amount in excess of $300,000) other than in the ordinary course of business; (ix) issued or sold any interest in either the Partnership, Hamptons or Preferred, except as contemplated by this Agreement; (x) except for certain bonuses being paid to Burr III, Julie Burr, Herman and Cusano as set forth on
         Schedule 19.15(x) attached hereto and made a part hereof, paid or agreed to pay, other than in the ordinary course of business, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of the Members or their Shareholders, whether under any existing profit sharing, pension or other plan or otherwise;
         (xi) entered into any transaction not in the ordinary course of business (except for transactions contemplated by this Agreement) (it being understood that the acquisition of a real estate brokerage office shall be considered to be in the ordinary course of business); (xii) changed any of their respective accounting methods or principles used in recording transactions on their respective books or records or in preparing the Financial Statements (except for treating the operations of the Hamptons' offices on a combined basis with the rest of the Partnership's operations whereas the Partnership had previously reported such operations separately); or (xiii) entered into any contract or commitment to do any of the foregoing.

               19.16   ACCOUNTS RECEIVABLE.  Intentionally left blank.


               19.17 MATERIAL/SERVICE AGREEMENTS; OTHER CONTRACTS. Other than as reflected on the Financial Statements, and other than as may arise under or relate to the Franchise Agreement(s) between B&H, Hamptons and PREA, or the real estate leases to which either the Partnership, Hamptons or Preferred is a party, and except as which may arise in the ordinary course of business:

                           (a) Schedule 19.17(a) sets forth a complete list with
                  regard to each of the Partnership, Hamptons and Preferred of
                  (i) all bids, applications or proposals submitted by or in-behalf of the Partnership, Hamptons or Preferred to provide materials or services with a valuation of $200,000 or more to any Person and for which the award, approval or selection is pending, and (ii) all contracts or agreements for the provision of materials or services with a valuation of $200,000 or more to which the Partnership, Hamptons or Preferred is a party and which has not yet been performed in full (the items referred to in the foregoing clauses (i) and (ii) being herein collectively called the "Material/Service Agreements"). All of such Material/Service Agreements are fully performable by the Partnership, Hamptons or Preferred, as applicable, in compliance with their terms. No grounds exist for the termination or cancellation of any Material/Service Agreement by the other party thereto.
                  Schedule 19.17(a) sets forth for each Material/Service
                  Agreement: (i) the customer and (ii) the remaining revenue to be earned.

                           (b) Except as disclosed in Schedule 19.17(b) hereto
                  or as disclosed in Schedule 19.17(a), neither the Partnership, Hamptons nor Preferred is a party to or bound by any oral or written contracts, obligations or commitments with respect to any of the following:

                           (i) contract, commitment or arrangement involving, in
                  any one case, $200,000 or more;

                           (ii) other than relating to leases, office equipment
                  and machinery, a contract with a term of, or requiring performance, more than one year from its date;

                           (iii) lease or lease purchase agreement, conditional
                  sale or title retention agreement, indenture, security agreement, credit agreement, pledge or option with respect to any property, real or personal (tangible or intangible), in any capacity;

                           (iv) commitment, contract or undertaking for the
                  purchase or use of services, materials, supplies, inventory, machinery or equipment and involving more than $200,000;

                           (v) employment contracts, undertakings,
                  understandings or arrangements with employees, except for an employment agreement with Marcia Kaufman, the

                  Herman Employment Agreement and certain employment understandings with regional and/or office managers of the Partnership (the Company has previously delivered to Prefsa a true, correct and complete copy of the Herman Employment Agreement and the Company will deliver to Prefsa a true, correct and complete copy of an employment agreement between Preferred and Marcia Kaufman upon its execution);

                           (vi) contract or agreement with any labor union or
                  other collective bargaining group;

                           (vii) note, loan, credit or financing agreement or
                  other contract for money borrowed, and all related security agreements and collateral documents, including any agreement for any commitment for future loans, credit or financing;

                           (viii) guarantees;

                           (ix) contract or understanding regarding any capital
                  expenditures in excess of $200,000;

                           (x) distribution or advertising agreement;

                           (xi) partnership, shareholder or operating agreement
                  or contract with any Member or any Affiliate of a Member other than this Agreement other than the Amended and Restated Subscription and Shareholder's Agreement for Preferred and the Operating Agreement for Hamptons;

                           (xii) contract, commitment or arrangement which would
                  restrain the Partnership, Hamptons or Preferred from engaging or competing in any business or to maintain the confidentiality of any matter (other than various non-disclosure agreements relating to certain potential business deals that the Partnership or Preferred was investigating);

                           (xiii) contract, commitment or arrangement not made
                  in the ordinary course of business; and

                           (xiv) license, franchise or royalty agreement other
                  than those franchise agreements with PREA.

                           (c) The Partnership, Hamptons or Preferred, as
                  applicable, has delivered or has made available or will hereafter make available to Prefsa correct and complete copies of all of the contracts, agreements and other documents listed in Schedules 19.17(a) and (b) hereto and all amendments thereto and any waivers granted thereunder as well as the Fleet loan documents and the real estate leases referred to in the first sentence of this Section 19.17 (the "Scheduled Contracts"). (Certain basic Fleet loan documents are attached as Schedule 19.17(c), while all other Fleet loan documents have been or will be made available to Prefsa). No unresolved disputes are pending or, to the best of the Company's knowledge, are threatened under or in respect of any such Scheduled Contracts.

                           Except as described in Schedules 19.17 hereto, all
                  Scheduled Contracts described in such Schedules 19.17 are valid and enforceable in accordance with their respective terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies; and there is not, under any of such documents or agreements or any obligation, or covenant or condition contained therein, any existing default by either the Partnership, Hamptons or Preferred, as applicable, or, to the Company's knowledge, by any other party, or any event which with notice, lapse or time, or both, would constitute a default and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, operations, affairs or prospects of either the Partnership, Hamptons or Preferred, as applicable.

                  20. ARBITRATION. Any controversy, difference or dispute between the parties arising out of or relating to the matters set forth in this Agreement shall be submitted to and decided by arbitration before the American Arbitration Association in Nassau or Suffolk County, New York, in accordance with the rules of such association. Any award granted as a result of any such arbitration shall be binding upon the parties and judgment upon the award so rendered may be entered in any court of competent jurisdiction. The American Arbitration Association is authorized to award that the losing party shall bear the costs of the proceeding if it deems appropriate. Each of the parties hereby consents to the jurisdiction of the American Arbitration Association in Nassau County and Suffolk County, New York with respect to the foregoing matters.

                  21. NOTICES. Any notice required or given with respect to this Agreement shall be valid and effective when delivered by registered or certified mail return receipt requested or by receipted overnight delivery (e.g. Federal Express) or by hand to the address as set forth below. Any party hereto may change such address by notice given to the Company and the Members in accordance with this Article 21.

                  If to the Company:

                  Montauk Battery Realty, LLC
                  110 Walt Whitman Road
                  Huntington Station, NY 11746
                  Attention: Dorothy Herman

                  with a copy to:

                  Certilman Balin Adler & Hyman, LLP
                  90 Merrick Avenue
                  East Meadow, New York  11554
                  Attention:  Brian K. Ziegler, Esq.

                  If to DTHY and/or Herman:

                  16 Evergreen Drive
                  Syosset, New York  11791
                  Attention: Dorothy Herman

                  If to NV and/or Lorber:

                  712 Fifth Avenue
                  51st Floor
                  New York, New York 10019
                  Attention: Howard Lorber

                  with a copy to:

                  Kramer, Coleman, Wactlar & Lieberman, P.C.
                  100 Jericho Quadrangle
                  Jericho, New York 11753
                  Attention: Nancy D. Lieberman, Esq.

                  If to New Valley Mortgage and/or Lampen:

                  100 S.E. Second Street
                  32nd Floor
                  Miami, FL 33131
                  Attention: Richard Lampen

                  with a copy to:

                  Kramer, Coleman, Wactlar & Lieberman, P.C.
                  100 Jericho Quadrangle
                  Jericho, New York 11753
                  Attention: Nancy D. Lieberman, Esq.

                  If to Prefsa:

                  3333 Michelson Drive
                  Suite 1000
                  Irvine, CA 92612
                  Attention:  General Counsel

                  With a copy to:

                  Gibson, Dunn & Crutcher, LLP
                  4 Park Plaza, 18th Floor
                  Irvine, CA 92614
                  Attention: Teresa J. Farrell, Esq.


         22.      MISCELLANEOUS.

                  22.1 SUCCESSORS AND ASSIGNS; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective Legal Representatives, successors and assigns; provided, however, that, except as expressly provided for herein, no party hereto may assign this Agreement without the prior written consent of 97% in interest of the Members.

                  22.2 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly in such State. All parties consent to the jurisdiction of the state and federal courts located within the State of New York.

                  22.3 ENTIRE AGREEMENT. This Agreement (together with any schedules and exhibits hereto), and those certain letter agreements of even date herewith regarding the Company, set forth the entire agreement and understanding of the parties in respect of the subject matter hereof and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof.

                  22.4 AMENDMENT AND MODIFICATION; NO WAIVER. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by a 97% in interest of the Members or, in the case of a waiver, by the party waiving compliance, provided that no amendment that would adversely affect any Member shall be effective with respect to such Member without such Member's written consent. The failure of a party at any time or times to require performance of any provisions hereof shall in no manner affect the party's right at a later time to enforce the same. No waiver by any party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or of the breach of any other term of this Agreement.

                  22.5 AMENDMENT AND RENEWAL. Reference to this Agreement herein shall include any amendment or renewal hereof.

                  22.6 SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and only to the extent such provision shall be held to be invalid or unenforceable and shall not in any way affect the validity or enforceability of the other provisions hereof, all of which provisions are hereby declared severable, and this Agreement shall be carried out as if such invalid or unenforceable provision or portion thereof was not embodied herein.

                  22.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. The headings in this Agreement are solely for the convenience of the parties, and are not intended to and do not limit, construe or modify any of the terms and conditions hereof.

                  22.8 HEADINGS. The headings or captions in this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the Parties or affect any of the provisions of this Agreement.

                  22.9 EQUITABLE RELIEF. The Parties agree that, since an interest in the Company or a Member (other than NV, New Valley Mortgage or Prefsa) cannot be readily purchased or sold in the open market, and since, for that reason among others, the non-defaulting parties will be irreparably damaged in the event of a breach or threatened breach hereof, this Agreement shall be specifically enforceable. Should any dispute arise concerning the transfer of an interest in the Company or a Member (other than NV, New Valley Mortgage or Prefsa) an injunction may be issued restraining any Disposition pending the determination of such controversy.

                  22.10 APPLICABILITY OF PROVISIONS. All of the provisions of this Agreement shall apply to all Shares owned by any Shareholder at the time of the execution of this Agreement, any Shares hereafter issued and exchanged therefor as a result of any reorganization, recapitalization or otherwise, and any additional Shares issued to a Shareholder by reason of a stock dividend or increase in outstanding Shares or otherwise.

                  22.11 ALIENATION. Except as provided in this Agreement, upon the alienation by a Member of all its interest in the Company owned or held by it in accordance with the provisions hereof, such Member shall have no further rights or privileges under this Agreement or otherwise be deemed a party hereto or bound hereby.

                  22.12 VOTING. Each Manager agrees that, so long as he or she shall be the representative of a holder or owner of any interest in the Company entitled to vote, he or she will vote to effectuate and implement all of the terms and provisions of this Agreement.

                  22.13 GENDER. All references to the masculine or neuter gender shall likewise apply to the other as well as to the feminine gender where applicable.

                  22.14 FUTURE OPPORTUNITIES. Any business opportunity coming to the Company directly resulting from, or relating to, the business of the Company, the Partnership, Hamptons, the business operating as Prudential Manhattan Realty, PE or Preferred, or any other entity in which the Company has an interest, shall, to the extent not taken advantage of by the Company, the Partnership, Hamptons, the business operating as Prudential Manhattan Realty, PE or Preferred, be made available to each Member in proportion to each Member's Capital Percentage Interest (as adjusted from time to time in accordance with the terms hereof) provided that each Member desiring to participate in such opportunity is willing to commit to his proportionate share of the capital requirements for such opportunity as determined by a majority of the Members choosing to participate.

                  22.15 SURVIVAL OF REPRESENTATIONS. All representations and warranties made in this Agreement, by any party hereto, shall survive solely for a period of one year from the date hereof.

                  22.16 TERMINATION OF HERMAN BY THE COMPANY. In the event that Herman is not an employee of the Company due to the termination of her employment with the Company by the Company, then DTHY and Herman shall collectively have the right, at their option, to initiate negotiations, in good faith, with the Company to sell their respective interests in the Company back to the Company. If DTHY and Herman exercise such right and the Company does not offer to buy such interests back at a price equal to, or greater than the Agreed Value (calculated pursuant to Section 15 hereof) of such interests, with the Valuation Date being the date of the closing of such purchase of the interest by the Company (the purchase price shall be payable over no more than four years), then the restrictive covenant provisions of Article 18 shall no longer apply to Herman. Provided that if Herman shall begin to compete with the Company, she and her entity (DTHY) shall lose their right to designate a manager to the Board and each of Herman and DTHY shall have no further rights to participate in any management decisions hereunder, whether under Article 8 or otherwise.

         [Rest of Page Intentionally Left Blank; Signature Pages Follow]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                          DTHY REALTY, INC.


                          By:  /s/ Dorothy Herman
                               ______________________________
                                 Dorothy Herman, President

                               /s/ Dorothy Herman
                               ------------------------------
                               Dorothy Herman


                          NEW VALLEY REAL ESTATE CORPORATION


                          By: /s/ Howard Lorber
                              -------------------------------
                              Howard Lorber, President


                          NEW VALLEY MORTGAGE CORPORATION


                          By: /s/ Richard Lampen
                              -------------------------------
                              Richard Lampen, President



                          PRUDENTIAL REAL ESTATE FINANCIAL
                          SERVICES OF AMERICA, INC.


                          By: /s/ Leila Ghoroghchi
                             --------------------------------
                             Leila Ghoroghchi

                          As to the Restrictive Covenant and Non-Solicitation provision and Articles 20, 21 and 22 only


                              /s/ Howard Lorber
                              --------------------------------
                              Howard Lorber

                              /s/ Dorothy Herman
                              --------------------------------
                              Dorothy Herman

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





                              Richard Lampen
                              --------------------------------
                              /s/ Richard Lampen


                              AS MANAGERS:


                              /s/ Dorothy Herman
                              --------------------------------
                              Dorothy Herman

                              /s/ Howard Lorber
                              --------------------------------
                              Howard Lorber

                              /s/ Richard Lampen
                              --------------------------------
                              Richard Lampen

                              /s/ Leila Ghoroghchi
                              --------------------------------
                              Leila Ghoroghchi




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